Exhibit 99.1

Contact:    Gary Levine
Chief Financial Office
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.0150

CSP Inc. -Acknowledges North & Webster Press Release of January 9, 2013

BILLERICA, MA, January 14, 2013 –The Board of Directors of CSP Inc. (NASDAQ: CSPI) acknowledge a press release was made on January 9, 2013 by North & Webster, which last November submitted a proposal seeking to enter into private discussion to purchase the Company at a price of $5.50 per share. Since then, the board has not entered into any discussions with North & Webster and sees no merit in giving further consideration to that proposal.

As of the close of business on January 11, 2013, CSP shares last traded at $6.71. CSP’s board and management are optimistic about CSP’s future prospects, as set forth in the Company December 13, 2012 press release.

CSP has filed preliminary proxy materials in connection with the 2013 annual meeting of shareholders and anticipates sending proxy materials to all CSP shareholders, as of the December 14, 2012 record date, in the near future. The annual meeting is currently scheduled to be held on February 5, 2013.

About CSP Inc.
Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market IT integration solutions and high-performance computer systems to meet the diverse requirements of our industrial, commercial, and defense customers worldwide.
CSP’s Systems segment includes the MultiComputer Division, which designs and manufactures commercial high-performance computer signal processing systems for a variety of complex real time applications in defense and commercial markets.  The Company’s MODCOMP Inc. subsidiary, also part of its Service and Systems Integration segment was founded in 1970, and has offices in the U.S., U.K. and Germany. Modcomp provides solutions and services for complex IT environments including storage and servers, unified communications solutions, IT security solutions and consulting services. More information about CSP is available on the company’s website at www.cspi.com.
To learn more about MODCOMP, Inc., consult www.modcomp.com.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, the Company future prospects future prospects. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.